UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2003

MID-STATE BANCSHARES

(Exact name of Registrant as specified in its charter)

California	000-23925	77-0442667
(State or other jurisdiction of Incorporation or Organization)	(File number)	(I.R.S. Employer Identification No.)

1026 Grand Ave, Arroyo Grande, CA		93420
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 473-7700

Not Applicable
(Former name or former address, if changed since last report)

Item 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE

Mid-State Bancshares (the “Company”),  its wholly owned subsidiary Mid-State Bank & Trust (“Bank”) and Ojai Valley Bank (“Ojai”) have entered into an Agreement to Merge and Plan of Reorganization , dated as of June 30, 2003 (“Agreement”), pursuant to which Ojai will merge with and into Bank. The Agreement provides Ojai Valley Bank shareholders with an election to choose Mid-State Bancshares common stock, cash, or a combination of Mid-State Bancshares common stock and cash that is subject to potential adjustments based on changes in the price of Mid-State Bancshares stock preceding the effective date of the transaction and pro ration, if necessary.  50% of the consideration provided will be in the form of Mid-State Bancshares stock with the balance being in cash.  The total consideration is valued at approximately $20.2 million. The merger is structured to be tax-free, and will be accounted for under the purchase method of accounting.  The transaction is expected to close in the fourth quarter of 2003 and is expected to be accretive to earnings in the year 2004.  A summary of pertinent information concerning the Merger is attached to the attached press release.

Item 7.	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

99.1	Agreement to Merge and Plan of Reorganization

99.2	Press Release of June 30, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2003	MID-STATE BANCSHARES

	By:	/s/ James W. Lokey
James W. Lokey
President
Chief Executive Officer

	By:	/s/ James G. Stathos
James G. Stathos
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement to Merge and Plan of Reorganization, dated June 30, 2003

99.2	Press Release dated June 30, 2003